Exhibit 99.1
FOR IMMEDIATE RELEASE

Con tact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley Sard Verbinnen & Co 212-687-8080
VECTOR GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL RESULTS

     MIAMI, FL, March 2, 2009 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the fourth quarter and full year ended December 31, 2008.
     For the full year ended December 31, 2008, revenues were $565.2 million, compared to $555.4 million for 2007. The Company recorded operating income of $135.3 million for 2008, compared to operating income of $125.5 million for 2007. Net income for 2008 was $60.5 million, or $0.80 per diluted common share, compared to net income of $73.8 million, or $1.07 per diluted common share, for 2007. The results for 2008 included $12.6 million of pre-tax income from the Company’s investment in the St. Regis hotel, which was sold in March 2008, a $24.3 million pre-tax gain from changes in fair value of derivatives embedded within convertible debt and pre-tax expense of $32.4 million relating to impairment charges from long-term investments, real estate and investment securities available for sale. Adjusting for these items, the Company’s net income for 2008 would have been $57.8 million, or $0.85 per diluted common share. The results for 2007 included a $19.6 million pre-tax gain associated with Company’s previously announced NASA litigation settlement, an $8.1 million pre-tax gain related to the exchange of notes receivable from Ladenburg Thalmann Financial Services Inc. and a charge of $6.1 million from changes in fair value of derivatives embedded within convertible debt. Adjusting for these items, the Company’s net income for 2007 would have been $61.0 million, or $0.89 per diluted common share.

     Fourth quarter 2008 revenues were $144.4 million, compared to revenues of $145.1 million in the fourth quarter 2007. The Company recorded operating income of $35.4 million in the 2008 fourth quarter, compared to operating income of $36.9 million in the fourth quarter of 2007. Net income for the 2008 fourth quarter was $12.2 million, or $0.09 per diluted common share, compared to net income of $14.2 million, or $0.21 per diluted common share, in the 2007 fourth quarter. The 2008 fourth quarter included approximately $583,000 of pre-tax income from the Company’s investment in the St. Regis hotel, a pre-tax gain of $16.5 million from changes in fair value of derivatives embedded within convertible debt and a pre-tax expense of $25.4 million of impairment charges relating to long-term investments, real estate and investment securities available for sale. Adjusting for these items, the Company’s net income for 2008 would have been $17.2 million, or $0.25 per diluted common share. The results for the 2007 fourth quarter included a charge of $1.9 million from changes in fair value of derivatives embedded within convertible debt. Adjusting for this item, the Company’s net income for fourth quarter 2007 would have been $15.3 million, or $0.22 per diluted common share.
     For the three months and year ended December 31, 2008, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $143.8 million and $562.7 million, respectively, compared to $144.4 million and $551.7 million for the three months and full year ended December 31, 2007, respectively. Operating income was $43.2 million for the fourth quarter 2008 and $170.2 million for the full year 2008, compared to $46.0 million for the fourth quarter of 2007 and $159.3 million for the full year 2007.

Conference Call to Discuss Fourth Quarter and Full Year 2008 Results
     As previously announced, the Company will host a conference call and webcast on Tuesday, March 3, 2009 at 11:00 A.M. (ET) to discuss fourth quarter and full year 2008 results. Investors can access the call by dialing 800-859-8150 and entering 38114393 as the conference ID number. The call will also be available via live webcast at www.vcall.com
     A replay of the call will be available shortly after the call ends on March 3, 2009 through March 17, 2009. To access the replay, dial 877-656-8905 and enter 38114393 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues*	$144,420	$145,134	$565,186	$555,430

Expenses:
Cost of goods sold*	84,263	84,990	335,299	337,079
Operating, selling, administrative and general expenses	24,774	23,370	94,583	92,967
Restructuring and impairment charges	—	(120)	—	(120)

Operating income	35,383	36,894	135,304	125,504

Other income (expenses):
Interest and dividend income	1,424	4,035	5,864	9,897
Interest expense	(16,310)	(14,995)	(62,335)	(45,762)
Changes in fair value of derivatives embedded within convertible debt	16,500	(1,894)	24,337	(6,109)
Provision for loss on investments	(25,400)	—	(32,400)	(1,216)
Gain from conversion of LTS notes	—	—	—	8,121
Equity income from non-consolidated real estate businesses	1,693	317	24,399	16,243
Income from lawsuit settlement	—	—	—	20,000
Other, net	(19)	(33)	(597)	(75)

Income before provision for income taxes	13,271	24,324	94,572	126,603
Income tax expense	(1,026)	(10,093)	(34,068)	(52,800)

Net income	$12,245	$14,231	$60,504	$73,803

Per basic common share:
Net income applicable to common shares	$0.18	$0.21	$0.90	$1.10

Per diluted common share:
Net income applicable to common shares	$0.09	$0.21	$0.80	$1.07

Cash distributions declared per share	$0.40	$0.38	$1.54	$1.47

*	Revenues and cost of goods sold include federal excise taxes of $41,120, $43,964, $168,170 and $176,269, respectively.

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